EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                         Thirteen Weeks Ended      Twenty-Six Weeks Ended
                                        August 29,   August 30,    August 29,   August 30,
                                          1998          1997          1998        1997
                                        ---------    ---------     ---------    ---------
Basic
-----

Average shares outstanding                 26,169       25,963        26,121       25,960
                                          =======      =======      ========     ========
Net income                                $ 7,896      $ 8,964      $ 13,625     $ 13,455
                                          =======      =======      ========     ========
Per share amount                          $   .30      $   .35      $    .52     $    .52
                                          =======      =======      ========     ========

Diluted
-------

Average shares outstanding                 26,169       25,963        26,121       25,960
Net effect of dilutive stock options          372          341           402          360
                                          -------      -------      --------     --------
Total                                      26,541       26,304        26,523       26,320
                                          =======      =======      ========     ========
Net Income                                $ 7,896      $ 8,964       $13,625      $13,455
                                          =======      =======      ========     ========
Per share amount                          $   .30      $   .34       $   .51      $   .51
                                          =======      =======      ========     ========

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